EXHIBIT 8

September 11, 1998

Trump's Castle Hotel & Casino, Inc.
Trump's Castle Funding, Inc.
Huron Ave. and Brigantine Blvd.
 Atlantic City, New Jersey 08401

Ladies and Gentlemen:

     You have requested our opinion as tax counsel to Trump's Castle Funding, Inc. ("Funding"), Trump's Castle Associates, L.P. (the "Partnership"), and Trump's Castle Hotel & Casino, Inc. ("TCHI") concerning certain of the federal income tax consequences in connection with the registration statement on Form S-4, originally filed with the Securities and Exchange Commission (the "SEC") on June 15, 1998 (which registration statement is hereinafter referred to as the "Registration Statement"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Registration Statement.

     In rendering this opinion, we have reviewed the Registration Statement and such other documents that we deemed relevant. We have made inquiry as to the underlying facts that we considered to be relevant to the conclusion set forth in this letter. Further, the opinion expressed in this letter is based upon certain factual representations set forth in the Registration Statement and the assumption that the transactions will occur as described therein. We have no reason to believe that these representations and facts are not true but have not independently attempted to verify them. To the extent that we have examined and relied upon original documents or copies thereof in rendering the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to authentic original documents of all documents submitted to us as copies, and (iii) the genuineness of all signatures.

     Based on such facts, assumptions and representations and our review of such documents and information as we believed appropriate, and subject to the qualifications stated below, as of the date hereof, we are of the opinion that, under current law, the material federal income tax consequences resulting from the Exchange Offer to a holder of Funding and Partnership's 10-1/4% Senior Secured notes due 2004, Series A and to a holder of TCHI and Partnership's 10-1/4% Senior Secured Notes due 2003, Series A will generally be as is described in the discussion of "Certain United States Federal Income Tax Considerations" in the Registration Statement, and we adopt and incorporate that discussion in this opinion.

     This opinion is given as of the date hereof and is based on the Internal Revenue Code of 1986, as amended, regulations, rulings and decisions in effect as of the date hereof, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. Any such change may adversely affect or render inaccurate the opinion expressed herein. Further, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusion stated herein.

     No opinion is expressed as to any matter not discussed herein.

     This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the prospectus included therein.




                                         Very truly yours,



                                         /s/ WILLKIE FARR & GALLAGHER
                                         ---------------------------------------
                                         Willkie Farr & Gallagher